LIVE ENTERTAINMENT INC.



















                              FISCAL 1993

                  INCENTIVE CASH COMPENSATION PROGRAM




                              JULY, 1993
















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                            I.  Background

In 1992 LIVE Entertainment Inc. ("LIVE") and each of its domestic operating subsidiaries - LIVE Home Video Inc. ("LHV") and the Specialty Retail Group ("SRG") - adopted the Fiscal 1992 Incentive Cash Compensation Program (the "1992 Program") that rewarded key managers of LIVE, LHV and SRG with year end cash payments based upon a combination of individual performance and company profitability. We believe that the 1992 Program accomplished its goals and recommend that a similar program be adopted for 1993, with the modifications suggested in this Report. This Report is organized in the following manner:

     1. Goals of Fiscal 1993 LIVE Incentive Cash Compensation Program (the "1993 Program").
     2.   Identification of Who Should Participate in the 1993 Program.
     3.   Determination of Appropriate Bonus Parameters.
     4.   Suggested 1993 Program.
     5.   Expected Costs of the 1993 Program.
     6.   Miscellaneous Provisions of the 1993 Program.

A discussion of the various elements of the follows.

                      II.  Goals of 1993 Program

We believe that the goals of the 1993 Program should be the same as they were in the 1992 Program, namely:

     1. To focus key manager attention and energy on achieving targeted profitability.

     2. To provide direct linkage between results and rewards and thereby incent managers to improve performance.

     3. To cover as many managers as possible within reasonable cost constraints.

     4. To be able to budget for bonuses at the beginning of the fiscal year, rather than the end.

     5. To create a stronger sense of the "team" by making profit performance of the individual unit a part of everyone's bonus.

     6. To place "at risk" (i.e., make subject to a bonus program) a larger percentage of the base salaries of managers who have a direct impact on profitability, as opposed to "support" managers whose impact on profitability generally is indirect; support managers should have a smaller percentage of their total salaries subject to bonus awards.

     7. To provide consistency among the bonus programs of LIVE and its subsidiaries in order to foster internal equity.

We believe that the 1993 Program supports the above-stated goals.

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           III.  Who Should Participate in the 1993 Program

The Chief Executive Officers of each of LIVE, LHV and SRG have provided lists of their key managers who have the greatest ability to impact profitability. We have taken those lists and segregated them as follows:

     1.   Type of Position
          a. "Executive" - includes only senior managers who are in a position to control the management policies of the entire subsidiary; generally includes only "executive officers".
          b. "Sales and Merchandising" - the position has direct involvement in sales and margin, and with virtually every decision the manager's performance has a direct impact on the profitability of the unit.
          c. "Support" - the position supports the activities of the Sales and Merchandising group and therefore most of the decisions made by managers in the position have an indirect impact on the profitability of the unit.

     2.   Level of Authority within the Organization ("Management
          Levels")
          a. People occupying the same "type" of position who have a similar ability to impact a unit's profits have been grouped together.
          b. Because of their positions within a unit, some groups are ranked higher than others.

          IV.  Determination of Appropriate Bonus Parameters

There are as many ways to determine bonus amounts as there are managers to design bonus programs. Nevertheless, there are basic elements in the determination of bonus amounts that exist in most bonus programs, and those elements are as follows:

     1.   Arbitrary
     2.   As a percentage of an individual's salary
     3.   As a percentage of the average salary for a group
     4.   Different potential bonus awards for different Management
          Levels
     5.   Some combination of 1, 2, 3 and/or 4

Once those basic elements are determined, the "slope" of the bonus curve for a particular target then needs to be determined, i.e.:

     A. At what point does any bonus become payable for that target (e.g., once the company reaches 80% of its profit goal).
     B.   What bonus is payable once a target is reached.
     C. What is the maximum bonus achievable, and at what point is the maximum reached.

Examples of "slopes" of various bonus curves are as follows:

     i. Straight Line - e.g., a fixed amount if the "at Plan" target is met, with 50% of that amount if the minimum threshold is met (e.g., 85% of "at Plan") and 150% of that amount if the maximum target is reached (e.g., 115% of "at Plan"). An example of this type of bonus calculation, using an "at Plan" bonus amount of $3,000, is attached as Figure 1.
     ii. Stair Step - e.g., a fixed amount if a certain range around the "at Plan" target is met (such as 95% to 105% of "at Plan"), with 50% of that amount if the minimum threshold is met (e.g., 85% of "at Plan") and 150% of that amount if the maximum target is reached (e.g., 115% of "at Plan"). An example of this type of bonus calculation, using an "at Plan" bonus amount of $3,000, is attached as Figure 2.
     iii. Varying Slopes - Adjust either the minimum threshold or the maximum target, either up or down. In the example used in paragraph (i) above, the 85% minimum threshold could be changed to 70% or to 90%; similarly, the 115% maximum target could be changed to 110% or 130%. An example of this type of bonus calculation, using an "at Plan" bonus amount of $3,000, is attached as Figure 3. The same variable slope result could be achieved by changing the bonus awards at either the minimum or maximum levels. For example, instead of awarding 50% of the "at Plan" amount upon achievement of the minimum threshold, the award could be 33% or 75% of that amount; likewise, instead of awarding 150% of the "at Plan" amount upon achievement of the maximum target, the award could be 125% or 175% of that amount. An example of this type of bonus calculation, using an "at Plan" bonus amount of $3,000, is attached as Figure 4.
     iv.  Some combination of (i), (ii) and/or (iii).

The 1993 Program described in this Report uses the basic parameters set forth in this Section IV.

                      V.  Suggested 1993 Program

                      A.  Basis for Bonus Grants

As with the 1992 Program, we suggest that bonus awards be made based on a percentage of the actual base salary of the particular individual at the end of fiscal 1993 (as opposed to base salary at the beginning of the year or actual salary paid over the course of the year). We recommend that, over time, a greater percentage of the base salaries of Sales and Merchandising managers be allocated to bonuses than their Support counterparts. However, we believe that in order to avoid paying a windfall to Sales and Merchandising managers such a process should occur gradually, with base salary increases of Sales and Merchandising managers being constrained while at the same time increasing bonus potential as a percentage of base salary. Thus, as with the 1992 Program, for the 1993 Program we again recommend that the "at Plan" bonus percentages be identical for Sales and Merchandising and Support managers in equivalent Management Levels.

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We suggest that the bonus amounts be broken down as a percentage of salary as follows:

1.   Executive

Management
Level                         "At Plan" Bonus Percentage

CEO                                     33%
E1                                      25%
E2                                      22%

2.   Sales and Merchandising and Support

Management
Level                         "At Plan" Bonus Percentage

SAM1/SUP1                               20%
SAM2/SUP2                               15%
SAM3/SUP3                               10%

These percentages are the same as they were for the 1992 Program.

                       B.  Allocation of Bonuses

                          i.  Matrix Factors

We suggest that a matrix be established for each Management Level, and that the elements of the matrix be allocated as follows as a percentage of the total bonus award of an individual (the percentages for the 1992 Program are shown in italics):

     1.   CEO and Executive
          a.   Unit Profit - 100% (1992 Program - 100%)

     2.   Sales and Merchandising
          a. Individuals with major corporate responsibility who are not Executive Officers (generally Vice Presidents and Directors)
               i.    Unit Profit - 50% (1992 Program - 80%)
               ii. Individual Performance (based on formal performance evaluation) - 10% (1992 Program - 20%)
               iii. Quantifiable targets (such as sales, gross margin, sub-unit profit, inventory turnover, expense control (either two or three goals for each manager)) - 40% total (1992 Program - 0%)

          b.   All other bonus-eligible managers
               i.    Unit Profit - 20% (1992 Program - 50%)
               ii.   Individual Performance (based on formal
                     performance evaluation) - 10% (1992 Program - 50%)
               iii. Quantifiable targets (such as sales, gross margin, sub-unit profit, inventory turnover, expense control (either two or three goals for each manager)) - 70% total (1992 Program - 0%)

     3.   Support
          a. Individuals with major corporate responsibility who are not Executive Officers (generally Vice Presidents and Directors)
               i.   Unit Profit - 50% (1992 Program - 80%)
               ii. Individual Performance (based on formal performance evaluation) - 50% (1992 Program - 20%)

          b.   All other bonus-eligible managers
               i.   Unit Profit - 20% (1992 Program - 50%)
               ii. Individual Performance (based on formal performance evaluation) - 80% (1992 Program - 50%)

Because the 1992 Program was not approved until November 1992, the only elements that were used to determine bonuses under the 1992 Program were unit profits and individual performance. Since we anticipate adoption of the 1993 Program before the mid-point of the fiscal year, we suggest the use in the 1993 Program of quantifiable targets for bonus eligible Sales and Merchandising managers. Those targets could be established and agreed upon as part of the annual review process held each year.

                     ii.  Thresholds and Maximums

The percentages described in Section V(A) above show amounts, as a percentage of base salary, that an individual can receive once "Plan" is achieved. The purpose of this Section V(B)(ii) is to identify, for specific targets, what those "at Plan" amounts are and what maximum amounts would be awardable for superior performance.

     1.   Unit Profit Target
          a. Threshold - Minimum bonus (50% of "at Plan" amount) awardable at 80% of Plan.
          b. Maximum - Maximum bonus (150% of "at Plan" amount) awardable at 130% of Plan.

     2.   Individual Performance Target
          a. "Meets Expectations" - Individual receives "at Plan" amount
          b. "Greatly Exceeds Expectations" - Individual receives 150% of "at Plan" amount.
          c. "Exceeds Expectations" - Individual receives 125% of "at Plan" amount.
          d. "Misses Expectations by a Small Amount" - Individual receives no bonus for the "Individual Performance" target.
          e. "Misses Expectations by a Significant Amount" - An amount equal to (minus 0.75) times the "at Plan" bonus will be subtracted from bonuses earned from attaining other targets.
          f. "Unsatisfactory" - No bonus at all; poor performance will disqualify a manager from receiving any bonus under the 1993 Program.

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     3.   All Other Unit Targets (not a part of the 1992 Program)
          a.   Minimum - at or below 85% of Plan, an amount equal to  (-
               1) times the "at Plan" bonus will be subtracted from bonuses earned from attaining other targets
          b. As performance approaches the target, each 1% gain offsets the "negative bonus" by 10%.
          c. From 95% of Plan to One Dollar less than 100% of Plan, no bonus will be awarded.
          d. "At Plan" - 100% of Plan, at which point the "at Plan" bonus will be awarded.
          e. Maximum - 130% of Plan, at which point 200% of the "at Plan" bonus will be awarded.
          f. Example - a graphic representation of how the 1993 Program would operate with a unit target, and a $3,000 "at Plan" bonus for that target, is attached as Figure 5.

                    iii.  Establishment of Matrices

As noted in Sections V(B)(i) and V(B)(ii) above, a matrix would be established for each bonus eligible manager. Using the information contained in this Section V, examples of matrices of hypothetical Sales and Merchandising and Support Vice Presidents, whose base salary is $100,000, are attached as Exhibit A and Exhibit B, respectively.

              iv.  1993 Program Parameters for Each Unit

Using the 1993 Program design as suggested in this Section V, Management Levels and bonus amounts for the current employees of LHV (including
LIVE) and SRG are shown in the attached Exhibits C and D. Exhibit C shows actual 1993 base salaries and assumes a 5% base salary increase for those employees who have not yet received their 1993 salary reviews. Exhibit D shows actual 1993 base salaries assuming an across the board 5% base salary increase.

                              VI.  Costs

The most important element of the 1993 Program is its cost to LIVE and its subsidiaries. Under the 1993 Program as suggested in Section V above, using the information contained in Exhibits C and D, assuming that all bonus-eligible employees receive a raise during 1993 equal to 5% of their year-end 1992 base salaries, and assuming further that each unit and each employee in that unit meet their planned performance goals, a total of approximately $1,200,000 would be paid in bonuses in early 1994. If bonuses of Chief Executive Officers are excluded, the total bonuses would be approximately $1,000,000. As a percentage of operating profits, the bonuses would be as follows:

     Unit           Including CEO's               Excluding CEO's

LHV/LIVE                      4.9%                          4.1%
SRG                           8.7%                          7.2%
Overall                       5.6%                          4.7%

As with the 1992 Program, the bonus percentages for both "LHV/LIVE" and "Overall" seem to us very appropriate. However, again as with the 1992 Program, the bonus percentages for SRG seem high at first glance. Although 1992 showed a significant improvement in performance at SRG, both in terms of sales and in terms of profits, and SRG's 1993 Business Plan shows those trends to continue, SRG's operating profits for 1993 remain at relatively low levels; thus, as was the case for the 1992 Program, any meaningful bonus program for SRG probably would use a significant portion of SRG's profits. We believe that implementation of the 1993 Program suggested in this Report could continue to lead to higher profits at SRG, meaning that over time the percentage of SRG's profits devoted to the Program would continue to decrease substantially. For purposes of comparison, "at Plan" bonuses under the 1992 Program for SRG as a percentage of operating profits, including the 1992 "at Plan" bonus for the CEO, were 10.3%. The corresponding percentage under the 1993 Program is 8.7%.

We therefore believe that it is appropriate to allocate the above percentages of Company profits to senior manager bonuses under the 1993 Program.

The following table shows what portion of incremental profits (once planned levels have been achieved) are devoted to bonuses under the 1993
Program:

     Unit           Including CEO's               Excluding CEO's

LHV/LIVE                  8.9%                          7.5%
SRG                      15.5%                         13.1%
Overall                  10.0%                          8.5%

Once again, the incremental bonus percentages for both "LHV/LIVE" and "Overall" seem appropriate, whereas the incremental bonus percentages for SRG appear high. Once again for purposes of comparison, incremental bonuses under the 1992 Program for SRG as a percentage of incremental operating profits, including the 1992 incremental bonus for the CEO, were 17.1%. The corresponding percentage under the 1993 Program is 15.5%. Therefore, for the same reasons that are discussed above, we believe that it is proper to allocate the above percentages of additional Company profits to increasing senior manager bonuses.

The 1993 Business Plan for LHV/LIVE includes $850,000 for senior management bonuses. This is approximately $20,000 less than the bonuses that would be awarded under the 1993 Program if LHV/LIVE's performance in 1993 reached planned levels. The 1993 Business Plan for SRG includes $300,000 for senior management bonuses. This is approximately $25,000 less than the bonuses that would be awarded under the 1993 Program if SRG's performance in 1993 reached planned levels. We believe that the variance is insignificant, and that as a result of turnover, the performance review process and overall expense management in general, bonuses under the 1993 Program will be equal to or less than budgeted amounts, unless, of course, 1993 operating profit exceeds planned levels, in which event bonuses under the 1993 Program also will exceed planned levels.

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                    VII.  Miscellaneous Provisions

                           A.   Basic Rules

In addition to the other provisions of the 1993 Program discussed in this Report, the following basic rules should apply to the 1993 Program:

     1. Subject to the provisions of Section VII(A)(8) below, and notwithstanding any other provision of the 1993 Program, if a unit did not achieve 75% of its profit plan, no bonuses would be payable pursuant to the 1993 Program.

     2. When a person moves from one Management Level to another, maximum bonus potential should be prorated based upon the portion of year the person was in each job. The pro ration should be calculated as of the month ending closest to the effective date of the promotion/transfer.

     3. When a person enters a bonus eligible position in the middle of the year, maximum bonus potential should be prorated based upon the portion of the year the person was in the bonus eligible job. The pro ration should be calculated as of the month ending closest to the effective date of the hiring/promotion/transfer.

     4. If managers are transferred from one bonus eligible position to another, bonuses should be calculated by aggregating the total bonus amount for each position; however, in the event that the total bonus for one position is a negative amount, the bonus for that particular position should be assumed to be zero. Bonuses for a position should be calculated by taking the results from the Department for the entire year and multiplying those results by a fraction, the numerator of which is the number of months during which the manager was in the particular position, and the denominator of which is 12.

     5. For managers who have multiple areas of responsibility (such as Group Vice Presidents with SRG), then, for all Department bonus targets, the 1993 Program aggregates the results of the Departments for which the managers were responsible.

     6. Except for individuals transferring from one bonus eligible position into another, an individual hired or promoted into a bonus eligible position should hold such position for three
          (3) months prior to the fiscal year end to be eligible for a bonus for the new position.

     7. Individuals who (a) are no longer employed by LIVE or its subsidiaries at the end of the fiscal year, (b) who have given notice of their resignation before the fiscal year end, or (c) who are demoted out of a bonus eligible position prior to the fiscal year end, should not be eligible for a bonus under the 1993 Program.

     8. Notwithstanding any other provision of the 1993 Program, the Chief Executive Officers of LIVE and its subsidiaries would retain discretion to modify bonus grants based on performance and/or extraordinary factors. Any such modifications would have to be approved by LIVE's Chief Executive Officer.

     9. The profit target should be calculated using operating income and excluding (a) extraordinary items, (b) amortization of goodwill, and (c) any reduction for bonuses pursuant to the 1993 Program.

     10. Bonus payments should be paid in cash as soon as possible after the close of the fiscal year and the approval of LIVE's financial statements by its auditors.

     11. Prior to the distribution of details of the 1993 Program to bonus eligible managers, the Chief Executive Officers of the applicable business units should establish the data sources that would be used in the 1993 Program.

     12. If new Departments are added during the year, if Plan numbers are modified, or if a Department head desires to add new positions to the 1993 Program, the Chief Executive Officer of the business unit should be notified prior to discussion with the affected employee(s) so that appropriate adjustments can be made.

     13. At year end, the Human Resources Departments of each business unit should calculate actual bonuses, the Accounting
          Department should audit those calculations, and the Department heads should review the calculations.

                           B.  Communication

If the 1993 Program is adopted, we recommend the following method for communicating its terms:

     1. The Human Resources Department of each business unit would send a customized copy of the letter attached hereto as Exhibit E to each manager who is eligible for the 1993 Program. A similar letter also would be sent to managers who are promoted/hired into bonus eligible positions during the course of the fiscal year.

     2.   Attached to each letter would be the following:
          a.   A copy of the matrix for that manager;
          b. If the manager is in "Sales and Merchandising", a copy of the approved budget for the elements that are a part of the bonus matrix;
          c. A description of the data sources that would be used to calculate the bonus at the end of the year; and
          d. A summary of the basic rules of the 1993 Program (Section VII(A) above).

     3. The letter would state that all questions regarding the 1993 Program must be directed to the Human Resources Department.

The theory behind bonus programs is that they are effective as incentives only if they can be understood. We believe that the suggested communication process would assist in that understanding.

           C.  Test Program; Institutionalizing the Program

We recommend that if the 1993 Program is adopted we clearly communicate that, for the first few years, the Program would be considered in a "test phase" and therefore subject to significant modification or elimination in its entirety. After completion of the "test phase" LIVE's Incentive Cash Compensation Program then should be "institutionalized". Such an action would allow managers at LIVE and its subsidiaries to become familiar with the Program and to realize the "test phase" had ended, rather than having to face major changes with each passing year. The only changes that we then would expect after the "test phase" would be the addition of more employees and fine tuning of "at Plan" bonus amounts.

                           VIII.  Conclusion

We believe that the 1993 Program described in this Report will accomplish the goals set forth in Section II, the most important of which is to have a bonus program that acts as a true incentive to improve performance.